Exhibit 10.6

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into effective as of 1st day of January 2007 by and between Eye Care Centers of America, Inc. (“Subsidiary”) and Highmark, Inc. (“Highmark”).

WHEREAS, Subsidiary is a Texas corporation which is affiliated with Highmark, a Pennsylvania non-profit, membership, non-stock corporation;

WHEREAS, Subsidiary requires certain administrative and corporate services and facilities and equipment to conduct its business operations;

WHEREAS, Highmark is prepared to provide certain administrative and corporate services and to make available facilities and equipment to Subsidiary for Subsidiary’s business operations; and

WHEREAS, Subsidiary and Highmark desire to enter into a formal agreement to identify and provide for the reimbursement of the cost of the services, facilities and/or equipment to be provided by Highmark to Subsidiary;

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, Subsidiary and Highmark agree as follows:

ARTICLE I

Highmark Responsibilities

Highmark shall make available to Subsidiary, during the term of this Agreement certain administrative and corporate services (“Services”) and facilities and equipment (“Facilities”) mutually determined to be appropriate for Highmark to provide to assist Subsidiary in conducting its business operations. The Services may include, but are not limited to, financial, investment, procurement, human resource services, information systems, communications, payroll, employee benefits, and other services as the parties may agree to from time to time. The Facilities may include, but are not limited to, office floor space, telephones, furniture, building maintenance, and cleaning services and other Facilities as the parties may agree to from time to time.

Highmark shall provide the level of service requested by Subsidiary subject to the ability of Highmark staff to accommodate these requests.

ARTICLE II

Compensation for Services

Subsidiary agrees to pay Highmark in accordance with the terms set forth below. The fees shall be fair and reasonable and consistent with the cost for Highmark to make the Services or Facilities available to Subsidiary. Highmark shall invoice Subsidiary on a monthly basis with the monthly fee calculated as follows:

(i)	Corporate Level (Home Office) Expense – Corporate Level (Home Office) Expense includes various corporate functions and services, including but not limited to financial, procurement, payroll, employee benefits, human resources, and communications. Based on information obtained from Subsidiary, an estimate of Corporate Level (Home Office) Expense will be calculated and provided to Subsidiary by September 30 for the subsequent calendar year. This estimate will be finalized as a fixed monthly fee and provided to Subsidiary by December 15. This fixed monthly fee will not change throughout the calendar year unless the information previously obtained from Subsidiary deviates more than 10% from actual results. Such a significant deviation will trigger the need for a settlement at which time the fee will be recalculated to reflect Highmark’s cost to make the services available to Subsidiary and the Services actually used by Subsidiary. The recalculated fee will be applied for the entire calendar year, with any settlement amount, up or down, due at the time of recalculation. The flat monthly Corporate Level (Home Office) Expense fee in effect for the current calendar year is set forth in Schedule A.

(ii)	Legal Expense – Legal represents the services performed by Highmark Legal in support of the subsidiary. Charges are based on cost incurred and actual time reported by Highmark’s legal staff.

(iii)	Centralized Services – Centralized Services include various information system services, including, but not limited to, computer processing, network services, and application development, and various Facilities, including, but not limited to, office floor space and furniture. The monthly fees will be based on actual utilization multiplied by the Centralized Services rates as set forth in Schedule B. The rates in schedule B shall be updated annually by December 15 for the subsequent year.

(iv)	Direct Charges – Direct Charges are any external charges incurred and paid by Highmark on behalf of Subsidiary, and are charged directly by Highmark to Subsidiary at actual cost. Examples include external audit fees, telephone toll charges, postage, express mail, equipment maintenance, etc.

(v)	Central Payments – Central Payments are expenses paid by Highmark which benefit multiple subsidiaries, business segments and/or cost centers. Central Payments include, but are not limited to, pension, post retirement medical and group insurance, for which the Subsidiary is a participant. Central Payments are allocated using standard rates for pension (based on a % of salaries) and post retirement and group insurance (based on the number of FTEs). (See Schedule A) Any variances between the standard rate and the actual rate will be monitored on an ongoing basis, and if material deviations occur, the standard rate will be adjusted during the year. At year-end, rate variances will be distributed back to user affiliates, business segments and/or cost centers based upon actual costs.

(vi)

Payment – For each of the foregoing expenses and charges described in this Article II, Highmark shall invoice Subsidiary on a monthly basis. Highmark Treasury Services will electronically withdraw invoiced amounts by the fifteenth (15th) of the month provided that, when appropriate, prior authorization has been obtained from Subsidiary’s Board of Directors. If funds of Subsidiary are not available by the fifteenth (15th) of the month, withdrawal will occur as soon thereafter as funds become available.

ARTICLE III

Term and Termination

1. Term. This Agreement shall be effective the date first written above and continue in effect for a term of one year thereafter. It shall renew automatically for successive terms of one year unless terminated as provided in Section 2 of this Article, unless otherwise stated herein.

2. Termination. This Agreement may be terminated:

(a)	on an anniversary date following a minimum of 30 days prior written notice by either party,

(b)	automatically on the filing of any voluntary or involuntary petition in bankruptcy, the application for appointment of a receiver, trustee or liquidator, or the making of a general assignment for the benefit of creditors by or for Subsidiary, or

(c)	at any time by mutual agreement of the parties.

ARTICLE IV

Liability

A.	The parties agree to hold each other harmless, and in no event shall either one be liable to the other for loss of income or profit, incidental, indirect, special, or consequential damages, arising out of any breach of this Agreement, or of obligations under this Agreement, or for any claim made against either one by any other party.

B.	The parties agree that Highmark personnel who perform services for Subsidiary hereunder shall in the rendering of such services continue as employees of Highmark for purposes of Workmen’s Compensation, Unemployment Compensation and with respect to all other employee and retirement benefits.

C.	The provisions of this Article IV shall survive the expiration or earlier termination of this Agreement.

ARTICLE V

General

A.	Assignment

Except as otherwise provided herein, neither party shall assign or subcontract this Agreement, or any interest herein, or any part of this Agreement without the other party’s prior written consent which shall not be unreasonably withheld.

B.	Applicable Law

The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the Commonwealth of Pennsylvania.

C.	Waiver

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

D.	Entirety

This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises and representations, whether oral or written, between the parties with respect to the subject matter hereof.

E.	Change in Ownership

Notwithstanding any provision of this Agreement to the contrary, in the event that control or change in ownership of either party is acquired by a third party, this Agreement shall terminate immediately without the need for further notice or action by the non-acquired party.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

Eye Care Centers of America, Inc.

By:
Title:

HIGHMARK INC.

By:
Title:

Schedule A

Highmark Inc.

2007 Home Office Charges

Prepared by Cost Management

ECCA
Home Office	$62,500/Month
Highmark Legal	Actual Cost & Time Reporting
Central Payment Rates
Pension	11.44% of Salary
Post Retirement Medical and Group Insurance	$800 per FTE per month

Schedule B

HIGHMARK

2007 CENTRALIZED SERVICE RATES

Centralized Service	Unit of Measure	2007 Rate
Occupancy
Fifth Avenue Place	per square foot	4.04
PAP	per square foot	3.03
Camp Hill/Harrisburg	per square foot	2.72
Erie/Williamsport/Johnstown	per square foot	2.03
PAP Basement/Attic	per square foot	1.28
Furniture	per square foot	0.13
Harrisburg Data Center	per square foot	27.16
Network Services
Phone Service	per port/month	59.00
Workstation Solutions	per pc unit/month	46.00
PC/LAN Services	per FTE/month	131.00
Network Connectivity	per FTE/month	115.00
Client Server	per FTE/month	33.00
Data Processing
CPU Time	per CPU minute	0.8755
Tape Mounts	per mount	2.2166
Data Storage (DASD)	per gigabyte/day	0.0537
Print Pages	per page	0.0642
Print Shop	actual job cost	1.00
Application Support & Development
Application Support & Development	per hour	88.00